EXHIBIT 99.1

CONTACTS:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

Neil Demers, Diego Pellicer Colorado, 720-937-9073, neil@diego-pellicer.com

WEBSITE:	www.diego-pellicer.com

Diego Pellicer Worldwide, Inc. Announces Expansion In Colorado

Company to bring world-class marijuana shopping experience to second location in Denver

DENVER (July 24, 2018) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), the premium marijuana brand and retail development company, today announced that it has secured a second store location in Denver, the former Colorado Wellness dispensary located at 2057 S. Broadway, that it will license the brand to and develop in the same cutting-edge style Diego customers are used to.

“The Diego Pellicer model works. We’ve developed a system for marijuana retail success that’s rooted in solid management experience along with a cutting-edge branding and architecture system that is adaptable to each market as we expand,” said Ron Throgmartin, chief executive officer, Diego Pellicer Worldwide, Inc. “With our existing locations in Denver and Seattle experiencing double- and triple-digit growth, we look forward to making this newest location another winning success.”

The new store will feature an innovative, customized design along with fresh Diego Pellicer branding, crafted by original Apple retail store creative team member Jill Savini and world-class architect Michael Rotondi, FAIA. Colorado Wellness will remain open for business during the remodeling, with the new Diego Pellicer store opening in the first quarter of 2019.

“Diego Pellicer is synonymous with quality,” said Neil Demers, chief executive officer, Diego Pellicer - Colorado. “This newest location will feature our knowledgeable and welcoming staff, premium product that sets us apart from the rest, along with an innovative and inviting shopping environment that will raise the bar for cannabis retail. We can’t wait to service this community in the same great fashion as our location on Alameda Avenue.”

Forward-Thinking, Innovative Design

Diego Pellicer is a premium brand in an emerging market, providing an opportunity to pioneer new concepts at retail. The Broadway location will be consistent with current branding, yet unique to the location.

Two leaders in architecture and design, Rotondi and Savini are bringing their progressive ideas to Diego Pellicer cannabis retail and branding. World-renowned architect Rotondi is a fellow of the American Institute of Architects and has built a legacy as an architecture educator at Arizona State University and the Southern California Institute of Architecture, of which he was a co-founder and later became its second director. Rotondi’s Los Angeles-based firm RoTo Architects is the official architecture agency of record for Diego Pellicer Worldwide, Inc.

Rotondi’s award-winning projects include: upscale retail stores on the Sunset Strip and Rodeo Drive working with famed fashion designers Leon Max and Sonia Rykiel; the first mall in Dubai City U.A.E, re-envisioning the Ibn Batutta Mall; and, high-profile, celebrity driven restaurants Nicola, 72 Market Street and Kate Mantilini in California.

Teaming up with Rotondi is creative trailblazer Jill Savini. Savini began her career at Apple working on creative for the first Mac and was the creative director on the original team that developed the Apple retail store. Savini works with other prominent brands such as DocuSign and Marriott’s Renaissance Hotels as well as fast-growing start-ups including the organic, plant-based food company Forager Project. As head of corporate branding for Diego Pellicer she is responsible for ensuring a consistent look and branding across retail locations.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and retail development company. DPWW develops and leases legally compliant real estate, including turnkey cultivation and processing facilities as well as high-end, branded retail stores to licensed marijuana operators. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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